Exhibit (a)(1)(i)

EMMIS COMMUNICATIONS CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR SHARES OF RESTRICTED CLASS A COMMON STOCK

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 4:30 P.M., EASTERN STANDARD

TIME, ON FRIDAY, FEBRUARY 15, 2013, UNLESS THE OFFER IS EXTENDED

Emmis Communications Corp. (“Emmis” or the “Company”) is offering its eligible employees and non-employee directors the opportunity to exchange certain outstanding stock options for shares of restricted Class A common stock of Emmis (“Restricted Stock”). Eligible options may be exchanged for shares of Restricted Stock at the ratios set forth in this Offer to Exchange, rounded down to the nearest whole number of shares. We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange (which, as it may be amended from time to time, constitutes the “Offer”).

This Offer relates only to currently outstanding stock options to purchase shares of our Class A common stock or Class B common stock with an exercise price equal to or greater than $2.95 (other than options with exercise prices of $11.22 or $17.45) (“Eligible Options”), which were granted under one of the Emmis Equity Compensation Plans (the “Plans”). Options with exercise prices of $11.22 or $17.45 are not included because their remaining terms are so short and any exchange of these options would result in no Restricted Stock for most employees.

You are eligible to participate (an “Eligible Participant”) in this Offer only if you:

•	are currently an employee of the Company or its subsidiaries (“Employees”), including Employees who are officers or members of the Company’s board of directors; or

•	are a non-employee member of the Company’s board of directors (“Non-Employee Directors”).

Upon the terms and subject to the conditions of this Offer, we will issue the Restricted Stock to Eligible Participants who elect to participate (“Participants”) promptly following the expiration of the Offer. The Restricted Stock issued in exchange for tendered Eligible Options will be issued under the Emmis 2012 Equity Compensation Plan (the “2012 Plan”) and will be Class A common stock regardless of whether the Eligible Options tendered related to Class A common stock or Class B common stock. The Restricted Stock will be subject to forfeiture and other restrictions until such shares vest under the terms of a Restricted Stock Agreement, the form of which is included in this Offer to Exchange as Schedule A. By properly tendering your Eligible Options for exchange, Participants will be deemed to have accepted the terms of, and agree to be bound by, that form of Restricted Stock Agreement.

The exchange ratio under this Offer depends upon the exercise price of the Eligible Options that you exchange. The number of shares of Restricted Stock to be received by a Participant will be rounded down to the nearest whole number of shares.

This document constitutes part of the prospectus relating to the 2012 Plan, covering securities that have been registered under the Securities Act of 1933, as amended.

January 16, 2013

All Eligible Options are presently fully vested and exercisable. The shares of Restricted Stock to be issued in connection with this Offer to Exchange, however, will not be vested. Assuming a Participant continues to meet the requirements for vesting specified in the Restricted Stock Agreement, shares of Restricted Stock will vest in full one year after they are issued.

If a Participant who is an Employee ceases to be employed by the Company (other than as a result of death, disability, retirement or certain other events) before such Participant’s shares of Restricted Stock vest, such shares will be forfeited. If a Participant who is a Non-Employee Director ceases to serve as a director of the Company (other than as a result of death, disability or retirement) before such Participant’s shares of Restricted Stock vest, such shares will be forfeited. Other restrictions regarding the Restricted Stock and the vesting thereof are set forth in the form of Restricted Stock Agreement in Schedule A of this Offer to Exchange.

Eligible Participants are not required to exchange any Eligible Options. In order to participate, however, a Participant must exchange all of his or her Eligible Options. A Participant may not elect to exchange only a portion of his or her Eligible Options. This Offer is not conditioned upon a minimum number of Eligible Options being exchanged. This Offer is subject to the conditions that we describe in Section 6 of the Offer to Exchange.

Although our board of directors has approved this Offer, neither we nor our board of directors make any recommendation as to whether you should exchange or refrain from exchanging your Eligible Options. You must make your own decision whether to elect to exchange your Eligible Options.

Shares of our Class A common stock are quoted on the Nasdaq Global Select Market under the symbol “EMMS.” On January 14, 2013, the closing sales price of our Class A common stock as quoted on Nasdaq was $1.90 per share. We recommend that you obtain current market quotations for our Class A common stock before deciding whether to elect to exchange your Eligible Options.

As of December 31, 2012, options to purchase 9,897,917 shares of our common stock were issued and outstanding under the Plan. Approximately 2,168,757 of these options, with exercise prices ranging from $2.95 to $15.48, would be eligible for exchange under this Offer to Exchange. The shares of common stock issuable upon exercise of options we are offering to exchange for Restricted Stock represent approximately 5.6% of the total shares of our common stock outstanding as of December 31, 2012.

You should direct questions about this Offer or requests for assistance to the representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) at (317) 848-5545 or (800) 717-6703. The office is open Monday through Friday from 8:00 a.m. through 4:30 p.m., Eastern Standard Time.

IMPORTANT

If you choose to accept this Offer, you must make a valid election by telephone (or at our request, in writing) as described in this document before 4:30 p.m., Eastern Standard Time, on Friday, February 15, 2013. You do not need to return your stock option agreements for your Eligible Options to make a valid election to exchange options in this Offer. If you elect to participate in this Offer to Exchange, your stock option agreements relating to your Eligible Options will be automatically rendered null and void upon our acceptance of those Eligible Options in this Offer.

We are not making this Offer to, nor will we accept any election to exchange Eligible Options from, or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange such options would not be in compliance with the laws of that jurisdiction. We may, however, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Nothing in this document shall be construed to give any person the right to remain in the employ of Emmis Communications Corp. or any of Emmis’ subsidiaries or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law. Nothing in this document should be considered a contract or guarantee of wages or compensation. The employment relationship between Emmis Communications Corporation or any of Emmis’ subsidiaries and each employee thereof remains unchanged.

This Offer to Exchange has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET		1
Questions and Answers About the Offer		1
Q1.	What securities is Emmis offering to exchange?	1
Q2.	What are Eligible Options?	1
Q3.	Who are the Eligible Participants?	1
Q4.	If I accept the exchange offer, do I have to exchange all of my Eligible Options?	1
Q5.	How many shares of Restricted Stock will I receive for the options I exchange?	1
Q6.	Will I be required to pay cash for the shares of Restricted Stock that I receive in the exchange?	2
Q7.	Will I receive any fractional shares of Restricted Stock?	2
Q8.	Will I receive any cash payment for my options?	2
Q9.	What will happen to any options I hold that are not eligible for the Offer or that I elect not to exchange?	2
Q10.	Why is Emmis making the Offer?	3
Q11.	Are there conditions to this Offer?	3
Q12.	Will this exchange result in dilution to existing stockholders?	3
Q13.	Apart from receiving a grant of Restricted Stock, what are the consequences of participating in the Offer?	4
Q14.	How do I find out the details regarding my existing stock options?	4
Q15.	Can I exchange options that I have already exercised or shares that I have purchased through the Emmis Equity Compensation Plan?	4

Questions and Answers About the Restricted Stock		4
Q16.	What is restricted stock?	4
Q17.	How does restricted stock differ from my employee stock options?	5
Q18.	When will I receive my Restricted Stock?	5
Q19.	Will I receive a stock certificate for my shares of Restricted Stock?	5
Q20.	Will I need to countersign and return a Restricted Stock Agreement?	5
Q21.	What is the vesting schedule for the Restricted Stock?	5
Q22.	What special vesting rules apply on account of death, disability or retirement?	5
Q23.	What special vesting rules apply on termination of employment in other situations?	5
Q24.	What effect will a Change of Control have on the Restricted Stock I receive in this exchange?	6
Q25.	What happens if my employment with the Company terminates and then I later rejoin the Company?	6
Q26.	What if I am an employee of the Company when the Offer expires, but I do not expect to be an employee when the shares of Restricted Stock begin to vest?	6
Q27.	What are the other restrictions on the Restricted Stock?	6
Q28.	Am I entitled to exercise any rights of ownership of Restricted Stock while the stock is subject to restriction?	6
Q29.	Will the Restricted Stock ever expire?	7
Q30.	What is the source of the Restricted Stock that will be issued in exchange for my options?	7
Q31.	What are the tax consequences if I exchange my Eligible Options in the Offer?	7

Questions and Answers About the Procedures for Electing to Exchange		7
Q32.	When does the Offer expire? Can the Offer be extended, and if so, how will I know if it is extended?	7
Q33.	What do I need to do?	7
Q34.	During what period of time may I change my previous Election?	8
Q35.	Do I have to make an Election if I do not want to exchange my Eligible Options?	8
Q36.	What happens if I don’t make an Election by the expiration date?	8

Q37.	What happens to my options if I do not accept the Offer or if my options are not accepted for exchange?	8
Q38.	Do I have to participate in the Offer?	8
Q39.	What do the members of our board of directors think of this Offer?	8
Q40.	Are the Company’s executive officers participating in this Offer?	8
Q41.	What are the risks in exchanging my stock options?	8
Q42.	Is there any information regarding Emmis Communications Corporation that I should be aware of?	9
Q43.	What are the accounting consequences to Emmis Communications Corporation of making this Offer?	9
Q44.	Will someone at the Company advise me on what I should do in the Offer?	9
Q45.	Whom should I contact if I have additional questions about the Offer?	9

RISKS OF PARTICPATING IN THE OFFER		10

v

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer. We urge you to read the entirety of this Offer to Exchange carefully because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q1. What securities is Emmis offering to exchange?

Emmis is offering to exchange Eligible Options for restricted shares of our Class A common stock. The Eligible Options were granted under the Emmis Equity Compensation Plans. (See Question 2 and Sections 1 and 8)

We sometimes refer to the various Emmis Equity Compensation Plans as the “Plans” and to the Emmis 2012 Equity Compensation Plan as the “2012 Plan.”

Q2. What are Eligible Options?

Eligible Options are those currently outstanding stock options to purchase shares of our Class A common stock or Class B common stock that were granted to Eligible Participants under the Plan and that have an exercise price equal to or greater than $2.95 per share, other than options with exercise prices of $11.22 or $17.45, which we are excluding because their remaining terms are so short and any exchange of these options would result in no Restricted Stock for most employees. We are offering to exchange only those options that are held by Eligible Participants that remain Eligible Participants from the date of this Offer through the expiration of the Offer. (See Question 3 and Section 1).

Q3. Who are the Eligible Participants?

You are eligible to participate in this Offer (an “Eligible Participant”) only if you: (A) are a current employee of the Company or its subsidiaries (an “Employee”), including Employees who are officers or members of the Company’s board of directors; or (B) are a non-employee member of the Company’s board of directors (“Non-Employee Directors”). Each Eligible Participant will have an opportunity to elect to participate in the Offer (“Participants”). (See Section 1)

Q4. If I accept the exchange offer, do I have to exchange all of my Eligible Options?

Yes. You must exchange all of your Eligible Options in order to participate in the exchange offer. (See Section 1).

Q5. How many shares of Restricted Stock will I receive for the options I exchange?

The number of shares of restricted Class A common stock (“Restricted Stock”) that you receive will depend on the exercise price of your exchanged options, as shown in the table below. The exchange ratio for each exercise price was designed to result in a fair value, for accounting purposes, of the replacement Restricted Stock that is approximately equal to the fair value of the Eligible Option that was surrendered in the exchange. To determine the exchange ratios, Emmis used a standard valuation model that considers such factors as the option exercise price and the time remaining to expiration. In certain cases, this valuation model determined that due to their high exercise prices and short remaining lives, certain options had little or no value and no shares (or virtually no shares) of Restricted Stock could be issued in exchange for them. Some of these options (such as ones with exercise prices of $11.22 and $17.45) were excluded from this Exchange Offer and are not Eligible Options. Some Eligible Options may result in you receiving few or no shares of Restricted Stock in the Exchange Offer. The exchange ratios apply to each stock option grant separately. After the exchange ratio is applied to an Eligible

Option, the number of shares of Restricted Stock to be received by the Participant in this Exchange Offer will be rounded down to the nearest whole number of shares. (See Section 1).

If the exercise price of your Eligible Options is:	You will receive:
$2.95	One share of Restricted Stock for every 2.15 shares subject to Eligible Options at this price you surrender

$8.21	One share of Restricted Stock for every 2.55 shares subject to Eligible Options at this price you surrender

$8.30	One share of Restricted Stock for every 3.60 shares subject to Eligible Options at this price you surrender

$8.71	One share of Restricted Stock for every 2.75 shares subject to Eligible Options at this price you surrender

$8.84	One share of Restricted Stock for every 2.45 shares subject to Eligible Options at this price you surrender

$11.17	One share of Restricted Stock for every 7.20 shares subject to Eligible Options at this price you surrender

$12.19	One share of Restricted Stock for every 11.20 shares subject to Eligible Options at this price you surrender

$12.81	One share of Restricted Stock for every 18.55 shares subject to Eligible Options at this price you surrender

$14.21	One share of Restricted Stock for every 160.75 shares subject to Eligible Options at this price you surrender

$15.48	No shares of Restricted Stock

Q6. Will I be required to pay cash for the shares of Restricted Stock that I receive in the exchange?

You will not be required to pay cash for the shares of Restricted Stock you receive. You will, however, be required to satisfy any withholding tax liability upon the vesting date of the Restricted Stock. You may satisfy this obligation by electing to have the Company withhold enough shares to cover the tax withholding obligation or paying us funds in satisfaction of the tax withholding obligation. (See Sections 1, 8 and 13).

Q7. Will I receive any fractional shares of Restricted Stock?

No, we will not issue any fractional shares of Restricted Stock. The number of shares of Restricted Stock to be received by each Participant will be rounded down to the nearest whole number of shares. (See Sections 1, 5 and 8).

Q8. Will I receive any cash payment for my options?

No. We will only issue you shares of Restricted Stock. You will not receive any cash payment for your options. (See Sections 1 and 8).

Q9. What will happen to any options I hold that are not eligible for the Offer or that I elect not to exchange?

If you elect to participate in the Offer, your options that are not Eligible Options will remain outstanding and their existing terms and conditions will be unchanged. If you do not elect to participate in the Offer, all of your options (including your Eligible Options) will remain outstanding and their existing terms and conditions will be unchanged. (See Section 1)

Q10. Why is Emmis making the Offer?

Our board of directors believes that Emmis employees do not perceive value for out-of-the-money options such as the Eligible Options and, therefore, the Eligible Options do not provide any retention benefits to the Company or incentive to employees for value creation. The board believes that this Offer to Exchange will benefit the Company as follows:

•	It will recognize the role Emmis employees have played during the past 18 months in creating shareholder value and will provide incentives to create additional shareholder value.

•	It will provide employees with an incentive to remain with the Company in order to satisfy the one-year vesting requirement for the Restricted Stock.

•

It will help offset the lack of employee merit increases in the current fiscal year and minimal, if any, merit increases budgeted for the upcoming fiscal year, without creating any additional compensation expense of any significance.

•

It will reduce administrative overhead and increase perceived value by employees by allowing Emmis to substitute restricted stock grants for options, thus requiring fewer shares than stock options to deliver comparable value.

•	In general, it will more closely align employee and director interests with Emmis’ shareholders.

(See Section 2)

Q11. Are there conditions to this Offer?

Although the Offer is not conditioned upon a minimum number of Eligible Options being tendered for exchange, the offer is subject to a number of other conditions described in Section 6.

Q12. Will this exchange result in dilution to existing stockholders?

If all of the Eligible Options outstanding as of December 31, 2012 were exchanged for shares of Restricted Stock: (i) the number of shares underlying the Company’s outstanding options would decrease from approximately 9,897,917 shares to approximately 7,729,160 shares; and (ii) the Company would grant approximately 511,065 shares of Restricted Stock pursuant to this Offer to Exchange. Shares underlying Eligible Options surrendered in connection with this Offer to Exchange (net of shares of Restricted Stock issued in exchange for such Eligible Options) will be available for re-issuance under the Plan, however. (See Section 2)

Therefore, this Offer to Exchange is expected to reduce the number of shares currently subject to outstanding options. For example, if all Eligible Options were surrendered in this Offer to Exchange, we would have approximately 1,657,692 fewer shares of common stock subject to outstanding awards (i.e., options and restricted stock).

Immediately after the closing of this Offer to Exchange, assuming 100% participation and no decrease in the number of Participants, outstanding options under the Plan would represent approximately 19.6% of Emmis’ common stock outstanding on a fully diluted basis, in comparison to approximately 25.4% as of December 31, 2012. The actual net reduction in options outstanding and options outstanding as a percentage of total shares outstanding will depend on a variety of factors, including the level of participation in the Offer to Exchange and any forfeitures or other grants under the 2012 Plan.

Q13. Apart from receiving a grant of Restricted Stock, what are the consequences of participating in the Offer?

If you elect to exchange your Eligible Options for shares of Restricted Stock, you also must:

•

accept, and agree to be bound by, the terms and conditions governing the Restricted Stock, as set forth in the Restricted Stock Agreement included as Schedule A to this Offer to Exchange (the “Restricted Stock Agreement”) (See Section 1);

•

acknowledge that your outstanding option agreement relating to your Eligible Options has been cancelled and automatically rendered null and void, and thereby irrevocably release all your rights thereunder (See Sections 3 and 5); and

•

satisfy your tax withholding obligations by either electing to allow Emmis to withhold enough vested shares to cover such withholding obligation or pay Emmis, on the date on which the tax is to be determined, cash in the amount necessary to satisfy the amount of applicable withholding taxes (See Section 13).

Q14. How do I find out the details regarding my existing stock options?

If you do not know how many Eligible Options you have, you may access the Merrill Lynch website at http://www.benefits.ml.com. If you have previously visited this website, you can use your User ID and password to view information about all of our Emmis options, including your Eligible Options. If you have not previously visited the website, you can use the “Create User ID” option to access your account information. Alternatively, you may call the representatives of Merrill Lynch at (317) 848-5545 or (800) 717-6703 to obtain information about your Eligible Options. In order to determine how many shares of Restricted Stock you are eligible to receive, add up the number of shares subject to Eligible Options you hold at each exercise price and then divide such number by the number in the applicable line in the table above (See Question 5). The result (rounded down to the nearest whole share) is the number of shares of Restricted Stock you may elect to receive in exchange for your Eligible Options at each exercise price. The total of these results is the total number of shares of Restricted Stock you will receive if you participate in the Offer.

Q15. Can I exchange options that I have already exercised or shares that I have purchased through the Emmis Equity Compensation Plans?

No. This Offer only pertains to unexercised options under the Plans. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to this Offer. If you elect to participate and you have partially exercised an Eligible Option, the remaining unexercised portion of that option is outstanding and must be exchanged pursuant to this Offer. Options for which you have properly submitted an exercise notice prior to the date this Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased. (See Section 1)

QUESTIONS AND ANSWERS ABOUT THE RESTRICTED STOCK

Q16. What is restricted stock?

A share of restricted stock is a share of common stock with certain restrictions imposed either by the issuer or by operation of law, which restrictions include the risk of forfeiture. Generally, the relevant restrictions are the applicable vesting periods and the provisions of the plan under which the restricted stock is granted. The value of restricted stock is the market value of the underlying Class A common stock at any given time. Generally a grant of unvested Restricted Stock is taxable to the recipient upon vesting. (See Sections 8 and 13)

Q17. How does restricted stock differ from my employee stock options?

With options, the option holder only has a right to purchase shares of common stock at an established exercise price. Unlike options, when you receive restricted stock you will become a holder of record of actual shares of our Class A common stock, without any need to convert or exercise securities and without the need for any future payment of an exercise price. Until shares of restricted stock vest, they remain subject to forfeiture, restrictions on transfer and other restrictions. The forfeiture, transfer and other restrictions on the restricted stock are set forth in the Restricted Stock Agreement, a form of which is attached to this Offer to Exchange as Schedule A. Once your shares of Restricted Stock vest, the shares become yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. (See Section 8).

Q18. When will I receive my Restricted Stock?

If the conditions to this Offer are satisfied, Emmis will exchange the Eligible Options you properly elect to exchange promptly after the expiration of this Offer. We will then provide you with a grant letter showing the number of shares of Restricted Stock you received in connection with this Offer. The grant letter will incorporate the terms of the Restricted Stock Agreement in the form of Schedule A to this Offer to Exchange, as part of your grant. Our delivery of the grant letter will evidence our issuance to you of shares of Restricted Stock, pursuant to the terms of the Restricted Stock Agreement and the 2012 Plan, that will be held in custody for you. (See Section 5)

Q19. Will I receive a stock certificate for my shares of Restricted Stock?

No, you will not receive a stock certificate for your shares of Restricted Stock until such shares vest. Upon vesting and satisfaction of the applicable withholding obligation, you can elect to either (i) have your shares electronically deposited to your brokerage account or (ii) have your shares delivered in the form of a stock certificate. (See Section 8).

Q20. Will I need to countersign and return a Restricted Stock Agreement?

No. By making a valid Election as described in this Offer to Exchange, you agree to all of the terms and conditions contained in the Restricted Stock Agreement attached as Schedule A to this Offer to Exchange, as well as all other terms and conditions of this Offer. Once you receive your grant letter, you may retain it for your files; you will not need to countersign it or the Restricted Stock Agreement or return a copy to us. (See Section 3)

Q21. What is the vesting schedule for the Restricted Stock?

Assuming you continue to meet the requirements for vesting specified in the Restricted Stock Agreement, the shares of Restricted Stock will vest one year after they are issued. If a Participant who is an Employee ceases to be employed by the Company (other than as a result of death, disability, retirement or certain other events) before such Participant’s shares of Restricted Stock vest, such shares will be forfeited. If a Participant who is a Non-Employee Director ceases to serve as a director of the Company (other than as a result of death, disability, retirement or certain other events) before such Participant’s shares of Restricted Stock vest, such shares will be forfeited. Other restrictions regarding the Restricted Stock and the vesting thereof are set forth in the form of Restricted Stock Agreement attached as Schedule A to this Offer to Exchange and will be set forth in the agreement to be issued as of the grant date.

All Eligible Options are presently vested. The shares of Restricted Stock to be issued in connection with this Offer to Exchange, however, will not be vested. (See Section 1)

Q22. What special vesting rules apply on account of death, disability or retirement?

If you die, become disabled or retire before the full vesting of your Restricted Stock, such shares of Restricted Stock will become fully vested. “Disability” is defined in the 2012 Plan. “Retirement” is defined in the Restricted Stock Agreement. (See Question 26 and Sections 1 and 8).

Q23. What special vesting rules apply on termination of employment in other situations?

If your employment terminates before the full vesting of your Restricted Stock because Emmis sells or disposes of one or more stations, magazines or other business units, such shares of Restricted Stock will become fully vested. If your employment terminates before the full vesting of your Restricted Stock because Emmis or one of its subsidiaries eliminates your position (other than as a result of the sale or disposition of one or more stations, magazines or other business units), then a pro rata portion of your Restricted Stock will vest based on the point during the vesting period at which your employment terminates. (See Schedule A).

Q24. What effect will a Change of Control have on the Restricted Stock I receive in this exchange?

The Restricted Stock will be issued under the 2012 Plan. Pursuant to the 2012 Plan, a “Change of Control” is generally defined as (i) any person or group (other Jeffrey Smulyan or certain Company-related parties) becoming the beneficial owner of 35% or more of either the outstanding common stock or the combined voting power of the Company’s voting securities (subject to certain exceptions); (ii) individuals who constitute the board of directors cease for any reason to constitute at least a majority of the board; (iii) approval by the shareholders of a merger, reorganization or consolidation where the shareholders of the Company will not own at least 60% of all votes required to elect a majority of the board of directors of the surviving corporation; (iv) approval by the shareholders of a liquidation or dissolution of the Company; (v) approval by the shareholders of the sale or other disposition of all or substantially all of the assets of the Company; or (vi) other events determined by the Compensation Committee to constitute a “Change in Control.”

Upon a Change of Control, and unless the Compensation Committee of the board of directors determines otherwise, all the restrictions placed on the Restricted Stock will immediately lapse, and accordingly, each share of Restricted Stock will immediately vest. (See Section 8)

Q25. What happens if my employment with the Company terminates and then I later rejoin the Company?

In the case of a Participant who is an Employee, if such Participant’s employment terminates for any reason, whether through resignation or other voluntary termination or through any involuntary termination (other than as a result of death, disability, retirement or certain other events), all unvested shares of Restricted Stock shall be forfeited immediately upon termination. In the event that such a Participant is subsequently rehired, the unvested shares of Restricted Stock forfeited upon termination remain forfeited. In other words, shares of Restricted Stock that were forfeited are not restored on any rehire.

Q26. What if I am an employee of the Company when the Offer expires, but I do not expect to be an employee when the shares of Restricted Stock begin to vest?

If you do not expect to be an Employee when the shares of Restricted Stock vest, you should carefully consider whether you should participate in this Offer. Your Eligible Options are currently fully vested. If you do not elect to participate in the Offer, then when your employment ends, you generally will be able to exercise your Eligible Options for 180 days thereafter. If you elect to participate, however, your Eligible Options will be cancelled. If the shares of Restricted Stock you receive remain unvested when your employment ends, such shares will be forfeited. (See Section 8).

Q27. What are the other restrictions on the Restricted Stock?

The restrictions on the Restricted Stock you will receive in this Offer will be set forth in the Restricted Stock Agreement. Restricted Stock may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the shares vest. Until then, the Restricted Stock will be held in our custody or in the custody of Merrill Lynch or our transfer agent or maintained as restricted stock in a book entry account. Once your Restricted Stock vests, the stock will no longer be subject to forfeiture. (See Section 8).

Q28. Am I entitled to exercise any rights of ownership of Restricted Stock while the stock is subject to restriction?

Before your shares of Restricted Stock vest, you will have the right to vote the shares and to receive any dividends on such shares. Until your shares vest, however, you may not transfer or encumber your Restricted Stock in any way. (See Section 8)

Q29. Will the Restricted Stock ever expire?

Shares of Restricted Stock do not need to be exercised after they vest. Accordingly, unlike options, Restricted Stock does not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply and you will own the shares without any restrictions on your ownership rights. As a result, upon issuance the Restricted Stock will be yours to hold, while upon vesting you will be free to transfer or sell it as you desire, subject to applicable securities laws and payment of applicable withholding taxes. (See Sections 8 and 13)

Q30. What is the source of the Restricted Stock that will be issued in exchange for my options?

The Restricted Stock will be issued by Emmis under the 2012 Plan. (See Section 1 and 8)

Q31. What are the tax consequences if I exchange my Eligible Options in the Offer?

The grant of the Restricted Stock is not a taxable event (because the shares are subject to forfeiture). However, the vesting of such shares is a taxable event. When your shares vest, you will have ordinary income equal to the market value of the shares on the vesting date. In connection with such vesting Emmis may be required to withhold funds from you to cover your withholding tax obligation. You can satisfy such obligation by allowing Emmis to withhold enough shares to cover your obligation or by paying the applicable tax in cash. (See Section 13).

QUESTIONS AND ANSWERS ABOUT THE

PROCEDURES FOR ELECTING TO EXCHANGE

Q32. When does the Offer expire? Can the Offer be extended, and if so, how will I know if it is extended?

The Offer expires on Friday, February 15, 2013, at 4:30 p.m., Eastern Standard Time, unless we extend it. No exceptions will be made to this deadline. If you wish to exchange any Eligible Options for shares of Restricted Stock, you must make a valid Election by telephone (or, only if we request you to do so, in writing) as described in this Offer to Exchange by this deadline.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will publicly announce the extension no later than 9:00 A.M., Eastern Standard Time, on the business day after the expiration date (as such expiration date may be extended). (See Section 14).

Q33. What do I need to do?

If you choose to participate in this Offer, you must make a valid Election using the method described in this Offer to Exchange by 4:30 p.m., Eastern Standard Time, on Friday, February 15, 2013, unless the Offer is extended. We can reject any Election made after this deadline. (See Section 3 and 14)

Unless it is not feasible for you to make an Election by telephone and we specifically direct you to submit an Election in writing, your Election will be effective only if made through the representatives of Merrill Lynch at (317) 848-5545 or (800) 717-6703 BEFORE the deadline. When you advise the Merrill Lynch personnel that you wish to make an Election, your identity will be verified and certain audit procedures will be implemented to assure the validity of your Election and that it will be processed correctly and forwarded to Emmis. Unless it is not feasible for you to make an Election by telephone and we specifically direct you to submit an Election in writing, delivery of written elections by mail, personal delivery, e-mail or facsimile will not be accepted, and any attempt to accept the Offer to Exchange by one of these methods will not be a valid Election and will be void. After Merrill Lynch receives your Election, we will send you an e-mail confirming receipt of your Election. If you have questions about whether you have made a valid Election, you may contact Merrill Lynch. You should carefully review the Offer to Exchange and all of its attachments before making your Election.

If we extend the Offer beyond Friday, February 15, 2013, then you must make your valid Election before the extended expiration of the Offer. We may reject any Election or tendered options to the extent that we determine the Election was not properly made or to the extent that we determine it is unlawful to accept the options tendered for exchange. If you do not make a valid Election before the Offer expires, it will have the same effect as if you rejected the Offer. We will make a decision to either accept all of the properly tendered options or to reject them all on the business day after this Offer expires. (See Sections 3, 6 and 14).

Q34. During what period of time may I change my previous Election?

You will have the right to withdraw your tendered options at any time before the expiration date of the Offer. On the business day after this Offer expires, we will either determine that all conditions to the Offer have been satisfied and accept all properly tendered options or that one or more conditions have not been satisfied and reject all tendered options. (See Sections 4 and 14).

Q35. Do I have to make an Election if I do not want to exchange my Eligible Options?

No. You need to make a valid Election with Merrill Lynch by the deadline specified above only if you choose to exchange all of your Eligible Options. (See Section 3).

Q36. What happens if I don’t make an Election by the expiration date?

If you do not make a valid Election by the expiration date, we will assume that you chose not to exchange any of your Eligible Options.

Q37. What happens to my options if I do not accept the Offer or if my options are not accepted for exchange?

Nothing. If you do not accept the Offer, or if we do not accept any options tendered for exchange, you will keep all of your current options and you will not receive any shares of Restricted Stock. No changes will be made to your current options. (See Section 1).

Q38. Do I have to participate in the Offer?

No. This is a voluntary program. Whether you choose to participate will have no effect on your future employment with the Company.

Q39. What do the members of our board of directors think of this Offer?

Although our board of directors has approved this Offer, none of the members of our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your Eligible Options for Restricted Stock. (See Section 17)

Q40. Are the Company’s executive officers participating in this Offer?

All of the Company’s executive officers have indicated to us that they intend to participate in the Offer by exchanging their Eligible Options for Restricted Stock.

Q41. What are the risks in exchanging my stock options?

Because your Restricted Stock will be unvested when granted, there is a possibility that you may forfeit all of your Restricted Stock before it becomes vested. Because the number of shares of Restricted Stock you will receive in the exchange is less than the number of shares subject to your Eligible Options, at the end of the vesting period you will have fewer shares of common stock than you would have had upon exercising all of your options. If the price of our Class A common stock rises substantially above the exercise price of your current stock options, whether due to normal market activity or a proposed business combination involving the Company, you could receive more gain by not exchanging the options. On the other hand, if the stock price rises but does not substantially increase above the exercise price of your current options, you will likely benefit by exchanging the options for restricted stock. (See Risks of Participating in the Offer; Section 1)

Q42. Is there any information regarding Emmis Communications Corporation that I should be aware of?

Your decision of whether to accept or reject this Offer should take into account the factors described in this document as well as the various risks inherent in our business.

Therefore, before making your decision, you should carefully review this Offer, including the information about Emmis Communications Corporation set forth in Section 9 of this document. This information includes certain financial information that we have incorporated by reference in this Offer by reference to our Annual Report on Form 10-K for the fiscal year ended February 29, 2012 and our Quarterly Reports on Form 10-Q for each of the periods ended May 31, 2012, August 31, 2012 and November 30, 2012. (See Section 9).

You may also find additional information about us on our website at www.Emmis.com. The information on our website is not deemed to be a part of this Offer.

Q43. What are the accounting consequences to Emmis Communications Corporation of making this Offer?

We account for share-based payments in accordance with Accounting Standards Codification 718 (“ASC 718”). Under ASC 718, we will recognize the incremental compensation expense, if any, resulting from the Restricted Stock granted pursuant to the Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the Restricted Stock granted in exchange for the exchanged options, measured as of the Restricted Stock grant date, over the fair value of the exchanged options, measured immediately prior to the exchange. Any incremental compensation expense related to the Restricted Stock issued in the exchange program will be recognized ratably over the vesting period of the Restricted Stock. In the event that any of the shares of Restricted Stock are forfeited prior to their vesting due to termination of service, any incremental compensation expense of the forfeited Restricted Stock will not be recognized. (See Section 11)

Q44. Will someone at the Company advise me on what I should do in the Offer?

The Company cannot advise you on whether to keep or exchange your Eligible Options. We recommend you discuss your personal situation with your own professional advisors and then decide whether or not to participate in the Offer. (See Section 13 and 17)

Q45. Whom should I contact if I have additional questions about the Offer?

For additional information about the Offer, your Eligible Options or the 2012 Plan, you can contact Merrill Lynch at (317) 848-5545 or (800) 717-6703.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks and uncertainties, including those described below that are specific to this Offer. This list and the risk factors relating to the Company’s business under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K, as amended, for the fiscal year ended February 29, 2012, filed with the SEC highlight the material risks of participating in this Offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

Certain statements included in this Offer or in the SEC reports and financial statements incorporated by reference in or referred to in this Offer are not statements of historical fact, including but not limited to those identified with the words “expect,” “should,” “will” or “look” and are intended to be, and are, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward looking statement. Such factors include, among others:

•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	loss of key personnel;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to

•	complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	changes in radio audience measurement methodologies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in other documents filed by the Company with the Securities and Exchange Commission.

For a more detailed discussion of these and other risk factors, see the Risk Factors section of our Annual Report on Form 10-K, for the year ended February 29, 2012. Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

The following discussion should be read in conjunction with the summary financial information attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Forms 10-K as amended and 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

If the price of our Class A common stock increases after the date on which your exchanged options are cancelled, your cancelled options might be worth more than the Restricted Stock that you receive in exchange for them.

Because the exchange ratio of this Offer is not one-for-one with respect to Eligible Options, it is possible that, at some point in the future, your exchanged options would have been economically more valuable than the Restricted Stock granted pursuant to this Offer. For example, if you exchange an Eligible Option grant for 1,000 shares with an exercise price of $2.95, you would receive 465 shares of Restricted Stock. Assume, for illustrative purposes only that the price of our common stock increases to $10.00 per share. Under this example, if you had retained and exercised your exchanged options and then subsequently sold the option shares at $10.00 per share, you would have realized pre-tax gain of $7,050 ($10.00 less $2.95 times 1,000 shares). However, if you exchanged your options for Restricted Stock and then sold the Restricted Stock after vesting at $10.00 per share, you would realize only a pre-tax gain of $4,650 ($10.00 times 465 shares).

Depending upon whether or not you elect to exchange your Eligible Options for Restricted Stock, your future federal income tax liabilities will also be different. For example, if you are a U.S. taxpayer and you exchange Eligible Options for 1,000 shares with an exercise price of $2.95, you would receive 465 shares of Restricted Stock. If the Eligible Options were nonqualified (that is, not incentive stock options) and were retained by you and subsequently exercised for $2.95 per share while the fair market value of our common stock was $5.00 per share, you would recognize ordinary income on $2,050 at exercise (1,000 times the difference between $5.00 and $2.95 per share). If you later sold the option shares at $10.00 per share, you would have a capital gain of $5,000, which is the difference between the sale price of $10.00 and the $5.00 fair market value at exercise times 1,000 shares. If you had held the option shares more than 12 months from exercise, this would be taxed at long-term capital gains rates, but if you had held the shares for 12 months or less, this would be taxed at short-term capital gains rates. Beginning in 2013, the maximum federal long-term capital gain rates are increased from 15% to 20% for certain high income taxpayers, while the maximum ordinary income and short-term capital gain rates for these same taxpayers increase from 35% to 39.6%. In addition, a 3.8% surtax also applies to capital gains and other net investment income of these and many other higher income taxpayers. Assuming, that the tax rates applicable to you are 35% on ordinary income and 18.8% on long-term capital gains, your federal income tax liability on the exercise of the 1,000 nonqualified Eligible Options and the subsequent sale of the option shares more than 12 months after exercise under the circumstances described above would be $1,657.50 ($717.50 at the 35% ordinary income rate and $940 at the capital gains rate). Accordingly, after considering your federal income taxes, you would realize $5,392.50 from the example transactions. ($10,000.00 less the exercise price of $2,950.00 less federal income taxes of $1,657.50.)

If, instead, you had exchanged your Eligible Options for Restricted Stock, you would be subject to ordinary income tax on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For instance, if you vest in 465 shares of Restricted Stock on a day when the fair market value of our stock is $10.00 per share, you will recognize taxable ordinary income of $4,650. Assuming that you are subject to a tax rate of 35% on your ordinary income, your federal income tax liability would be $1,627.50. Thereafter, if you immediately sold the 465 shares of vested Restricted Stock at $10.00 per share, you would realize, after considering federal income taxes, an amount of $3,022.50 from the transactions. ($4,650.00 less federal income taxes of $1,627.50.)

Please note that, depending on where you live, state income taxes also may apply to you and Emmis may have tax withholding obligations with respect to such taxes. You should be certain to consult your own tax advisor to discuss these consequences.

If there is a merger or other acquisition with another company, your exchanged options might be worth more than the Restricted Stock that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, Eligible Option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those Eligible Option holders who did not participate in this offer and retained their original options. Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your service with Emmis terminates before your Restricted Stock vests, you could receive less value from your Restricted Stock.

Your Restricted Stock will not be vested on the grant date.

Your Eligible Options are fully vested. If your employment with the Company terminates, you will generally have 180 days to exercise any vested options you still hold at that time. The Restricted Stock will still be subject to vesting for one year after issuance. If you do not remain an employee or service provider with Emmis through the vesting date applicable to your Restricted Stock, your Restricted Stock generally will expire immediately upon your termination. As a result, you would not receive full value from your Restricted Stock. (See Section 8; Source and Amount of Consideration; Terms of Restricted Stock regarding exceptions relating to certain terminations following a change in control of Emmis)

THE OFFER

Section 1. Eligibility; Eligible Options; Number of Shares of Restricted Stock; Expiration Date

We are offering our eligible employees and non-employee directors an opportunity to exchange certain of their outstanding stock options for shares of Class A common restricted stock (“Restricted Stock”). We refer to this as the “Offer” or the “Offer to Exchange.” This Offer relates only to currently outstanding stock options to purchase shares of our Class A common stock or Class B common stock with an exercise price equal to or greater than $2.95 (but excluding options with exercise prices of $11.22 or $17.45) and that were granted under the Plans (“Eligible Options”). Options with exercise prices of $11.22 or $17.45 are not included because their remaining terms are so short and any exchange of these options would result in no Restricted Stock for most employees.

Each of the Plans is an employee benefit plan as defined in Rule 405 under the Securities Act. As of December 31, 2012, options to purchase approximately 9,897,917 shares of common stock were outstanding under the Plans, including the 2012 Plan. Approximately 2,168,757 of these options, with exercise prices ranging from $2.95 to $15.48, are eligible for exchange under this Offer to Exchange. There are approximately 75 holders of Eligible Options.

You are eligible to participate (an “Eligible Participant”) in this Offer only if you:

•	are currently an employee of the Company or its subsidiaries (an “Employee”), including Employees who are officers or members of the Company’s board of directors; or

•	are a non-employee member of the Company’s board of directors (a “Non-Employee Director”).

Upon the terms and subject to the conditions of this Offer, we will issue the Restricted Stock to Eligible Participants who elect to participate (“Participants”) promptly following the expiration of the Offer.

Our Offer is upon the terms and subject to the conditions described in this Offer to Exchange. We will not accept Eligible Options unless they are properly elected for exchange as described in this Offer (an “Election”) and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before the Offer expires on the expiration date as defined below.

You will not be required to pay cash for the shares of Restricted Stock you receive. You will, however, be required to satisfy any withholding tax liability that arises at the time the value of the Restricted Stock is taxable to you. You may satisfy this obligation by electing to allow Emmis to withhold enough shares to cover your withholding obligation or by paying us funds in satisfaction of the withholding obligation.

The Restricted Stock issued in exchange for tendered Eligible Options will be issued under the 2012 Plan. The shares of Restricted Stock will be subject to forfeiture and other restrictions until they vest under the terms of a Restricted Stock Agreement, a form of which is included in this Offer to Exchange as Schedule A. By properly tendering for exchange your Eligible Options, you will be deemed to have accepted the terms of, and agreed to be bound by, that form of Restricted Stock Agreement.

Assuming you continue to meet the requirements for vesting specified in the Restricted Stock Agreement, the shares of Restricted Stock will vest one year after they are issued. If a Participant who is an Employee ceases to be employed by the Company (other than as a result of death, disability, retirement or certain other events) before such Participant’s shares of Restricted Stock vest, such shares will be forfeited. If a Participant who is a Non-Employee Director ceases to serve as a director of the Company (other than as a result of death, disability or retirement) before such Participant’s shares of Restricted Stock vest, such shares will be forfeited. Other restrictions regarding the Restricted Stock and the vesting thereof are set forth in the Restricted Stock Agreement in Schedule A of this Offer to Exchange and will be set forth in the agreement to be issued as of the grant date thereof.

All Eligible Options are presently vested. The shares of Restricted Stock to be issued in connection with this Offer to Exchange, however, will not be vested.

If you die, become disabled, retire or have your employment terminated in certain circumstances before the full vesting of your Restricted Stock, such shares of Restricted Stock will become fully vested.

You are not required to exchange any Eligible Options. In order to participate, however, you must exchange all of your Eligible Options. You may not elect to only exchange a portion of your Eligible Options. All Eligible Options properly tendered and not validly withdrawn before the expiration date will be exchanged for shares of Restricted Stock, upon the terms and subject to the conditions described in this Offer to Exchange. This Offer is not conditioned upon a minimum number of Eligible Options being exchanged. This Offer is subject to the conditions described in Section 6 of this Offer to Exchange.

The term “expiration date” means 4:30 p.m., Eastern Standard Time, on Friday, February 15, 2013, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “expiration date” will refer to the latest time and date at which the Offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the Offer and Section 6 for a description of the conditions to our obligation to accept all of the properly tendered options or our right to reject them all.

Exchange Ratios. The number of shares of Restricted Stock that you receive will depend on the exercise price of your exchanged options, as shown in the table below. The exchange ratio for each exercise price was designed to result in a fair value, for accounting purposes, of the replacement Restricted Stock that is approximately equal to the fair value of the Eligible Option that was surrendered in the exchange. To determine the exchange ratios, Emmis used a standard valuation model that considers such factors as the option exercise price and the time remaining to expiration. In certain cases, this valuation model determined that due to their high exercise prices and short remaining lives, certain Options had no value and no shares of Restricted Stock could be issued in exchange for them. The exchange ratios apply to each stock option grant separately. After the exchange ratio is applied to an Eligible Option, the number of shares of Restricted Stock to be received by the Participant in this Exchange Offer will be rounded down to the nearest whole number of shares.

If the exercise price of your Eligible Options is:	You will receive:

$2.95	One share of Restricted Stock for every 2.15 shares subject to Eligible Options at this price you surrender

$8.21	One share of Restricted Stock for every 2.55 shares subject to Eligible Options at this price you surrender

$8.30	One share of Restricted Stock for every 3.60 shares subject to Eligible Options at this price you surrender

$8.71	One share of Restricted Stock for every 2.75 shares subject to Eligible Options at this price you surrender

$8.84	One share of Restricted Stock for every 2.45 shares subject to Eligible Options at this price you surrender

$11.17	One share of Restricted Stock for every 7.20 shares subject to Eligible Options at this price you surrender

$12.19	One share of Restricted Stock for every 11.20 shares subject to Eligible Options at this price you surrender

$12.81	One share of Restricted Stock for every 18.55 shares subject to Eligible Options at this price you surrender

$14.21	One share of Restricted Stock for every 160.75 shares subject to Eligible Options at this price you surrender

$15.48	No shares of Restricted Stock

The exchange ratios apply to each of your eligible option grants separately. This means that the various options you have received may be subject to different exchange ratios.

Example 1— If you exchange an Eligible Option covering 1,000 shares with an exercise price per share of $2.95, on the Restricted Stock grant date you will receive 465 shares of Restricted Stock.

Example 2— If you exchange an Eligible Option covering 1,000 shares with an exercise price per share of $8.71, on the Restricted Stock grant date you will receive 363 shares of Restricted Stock.

Example 3— If you exchange an Eligible Option covering 1,000 shares with an exercise price per share of $12.19, on the Restricted Stock grant date you will receive 89 shares of Restricted Stock.

Example 4— If you exchange an Eligible Option covering 1,000 shares with an exercise price per share of $15.48, on the Restricted Stock grant date you will receive no shares of Restricted Stock.

Example 5— If you exchange two Eligible Options each covering 1,000 shares with exercise prices per share of $8.30 and $11.17, respectively, on the Restricted Stock grant date you will receive 277 shares of Restricted Stock for the first Eligible Option and 138 shares of Restricted Stock for the second Eligible Option, for a total of 415 shares of Restricted Stock.

Example 6— If you exchange three Eligible Options each covering 1,000 shares with exercise prices per share of $2.95, $8.84 and $15.48, respectively, on the Restricted Stock grant date you will receive 465 shares of Restricted Stock for the first Eligible Option, 408 shares of Restricted Stock for the second Eligible Option and no shares of Restricted Stock for the third Eligible Option, for a total of 873 shares of Restricted Stock.

Section 2. Purpose of the Offer and Plans and Proposals

We are making this Offer to Exchange because our board of directors believes that Emmis employees do not perceive value for out-of-the-money options such as the Eligible Options and, therefore, the Eligible Options do not provide any retention benefits to the Company or incentive to employees for value creation. The board believes that this Offer to Exchange will benefit the Company as follows:

•	It will recognize the role Emmis employees have played during the past 18 months in creating shareholder value and will provide incentives to create additional shareholder value.

•	It will provide employees with an incentive to remain with the Company in order to satisfy the one-year vesting requirement for the Restricted Stock.

•

It will help offset the lack of employee merit increases in the current fiscal year and minimal, if any, merit increases budgeted for the upcoming fiscal year, without creating any additional compensation expense of any significance.

•

It will reduce administrative overhead and increase perceived value by employees by allowing Emmis to substitute restricted stock grants for options, thus requiring fewer shares than stock options to deliver comparable value.

•	In general, it will more closely align employee and director interests with Emmis’ shareholders.

If all of the Eligible Options outstanding as December 31, 2012 were exchanged for shares of Restricted Stock: (i) the number of shares underlying the Company’s outstanding options would decrease from approximately 9,897,917 shares to approximately 7,729,160 shares; and (ii) the Company would grant approximately 511,065 shares of Restricted Stock pursuant to this Offer to Exchange. Eligible Shares underlying Eligible Options surrendered in connection with this Offer to Exchange (net of shares of Restricted Stock issued in exchange for such Eligible Options) will be available for re-issuance under the Plan, however.

All of the Company’s executive officers have indicated to us that they intend to participate in the Offer by exchanging their Eligible Options for Restricted Stock.

From time to time, we evaluate, and sometimes undertake, strategic opportunities that may arise, including strategic alliances and acquisitions or dispositions of assets. On an ongoing basis, we discuss these possible strategic alliances, acquisitions or dispositions with other companies. Further, from time to time we may make changes in our current board of directors or any committee of the board of directors (including, but not limited to, changes to their size or composition, changes to the chairman designations, changes to the committee assignments and revisions to our audit committee and compensation committee charters) including any changes that we deem necessary or appropriate in light of the requirements of the Sarbanes-Oxley Act of 2002 and the SEC rules under it, the Nasdaq Stock Market, Inc. corporate governance rules and other or existing or future laws or regulations regarding corporate governance or other issues.

Emmis recently sold its broadcasting operations in Bulgaria. As a part of such ongoing evaluations of strategic opportunities, we are also currently exploring the possible sale of our broadcasting operations in Slovakia in order to take advantage of certain one-time tax benefits that would be available for such a sale in the current tax year. We cannot determine at this time whether such a sale might occur.

Subject to the foregoing, and except as otherwise disclosed in filings with the SEC, we currently have no definitive plans or proposals that relate to or would result in:

(a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

(c) any material change in our present dividend policy, or our indebtedness or capitalization;

(d) any change in our current board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contracts of any of our executive officers, other than in the ordinary course of business;

(e) any other material change in our corporate structure or business;

(f) our common stock’s not being authorized for listing on a national securities exchange;

(g) our common stock’s becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities other than pursuant to the Emmis Equity Compensation Plan; or

(j) any change in our Articles of Incorporation or Bylaws, or any other actions, in each case which may impede the acquisition of control of Emmis Communications Corp. by any person.

Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your Eligible Options.

Section 3. Procedures

Making Your Election. To accept this Offer, you must make a valid election using the method described in this Offer (an “Election”) before the expiration of the Offer, which is 4:30 p.m., Eastern Standard Time, on Friday, February 15, 2013, unless the Offer is extended.

If you do not know how many Eligible Options you have, you may access the Merrill Lynch website at http://www.benefits.ml.com. If you have previously visited this website, you can use your User ID and password to view information about all of our Emmis options, including your Eligible Options. If you have not previously visited the website, you can use the “Create User ID” option to access your account information. Alternatively, you may call Merrill Lynch at (317) 848-5545 or (800) 717-6703 to obtain information about your Eligible Options.

Unless it is not feasible for you to make an Election by telephone and we specifically direct you to submit an Election in writing as described in the following paragraph, your Election will be effective ONLY if made through Merrill Lynch at (317) 848-5545 or (800) 717-6703 BEFORE the deadline. When you advise Merrill Lynch personnel that you wish to make an Election, your identity will be verified and certain audit procedures will be implemented to assure the validity of your Election and that it will be processed correctly and forwarded to Emmis. You should carefully review the Offer to Exchange and all of its attachments before making your Election.

If for some reason we determine after a communication from you or from Merrill Lynch that it is not feasible for you to make an Election using the telephone procedure described in the immediately preceding paragraph, we reserve the right to direct you to submit an Election in writing to us, on a form reasonably acceptable to us, in lieu of you making an Election by telephone. If we determine that such a written Election is necessary, we will advise you specifically in writing that we will accept a written Election from you. Any such written Election must be RECEIVED by the Human Relations Department at Emmis at its corporate offices in Indianapolis before the deadline for telephone Elections. Unless you are specifically directed by Emmis to submit a written Election in lieu of a telephone Election, however, any written election that you attempt to make (no matter how it is delivered) will not be accepted.

If we extend the Offer beyond Friday, February 15, 2013, then you must make your valid Election before the extended expiration of the Offer. We may reject any Election or tendered options to the extent that we determine the Election was not properly made or to the extent that we determine it is unlawful to accept the options tendered for exchange. If you do not make a valid Election before the Offer expires, it will have the same effect as if you rejected the Offer. We will make a decision to either accept all of the properly tendered options or to reject them all on the business day after this Offer expires.

After receiving your Election, we will send you an e-mail confirming our receipt of your Election. If you have questions about whether you have made a valid Election, you may contact Merrill Lynch at (317) 848-5545 or (800) 717-6703. You do not need to return your stock option agreements for your Eligible Options to effectively elect to tender your Eligible Options. Your stock option agreements relating to your Eligible Options will be automatically cancelled and rendered null and void, upon our acceptance of your properly tendered Eligible Options.

Making an Election has specific legal consequences. By tendering your Eligible Options and making your Election, you are

•	accepting, and agreeing to be bound by, the terms and conditions governing the Restricted Stock, as set forth in the Restricted Stock Agreement included as Schedule A to this Offer to Exchange;

•

acknowledging that your outstanding option agreement relating to your Eligible Options has been cancelled and automatically rendered null and void, and thereby irrevocably releasing all your rights thereunder; and

•

agreeing to satisfy any tax withholding obligations by either allowing Emmis to withhold enough shares to cover your obligation or paying Emmis, on the date on which the tax is to be determined, cash in the amount necessary to satisfy the amount of applicable withholding taxes.

Your statement to Merrill Lynch that you are making an Election to tender your Eligible Options for exchange will constitute your agreement to these terms, effective upon our acceptance of your Eligible Options you have elected to exchange.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Elections. Our determination of these matters will be final and binding on all parties. We may reject any Election or tendered options to the extent that we determine they were not properly made or to the extent that we determine it is unlawful to accept the options tendered for exchange. On the business day after this Offer expires, if we determine that the conditions to the Offer described in Section 6 have been satisfied, we will accept all of the properly tendered options. If the conditions have not been satisfied, we will reject them all. We may waive any defect or irregularity in any Election with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any Election or of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of receipt of any Election or any defects or irregularities.

Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Options and you make a valid Election according to the procedures described above, you will have accepted the terms and conditions of the Offer. Our acceptance of Eligible Options that are properly tendered for exchange will form a binding agreement between you and us on the terms and subject to the conditions of this Offer on the date of our acceptance of your properly tendered and not validly withdrawn Eligible Options. In addition, our acceptance of Eligible Options that you properly tender will bind you to the terms and conditions of the Restricted Stock Agreement governing the terms of your Restricted Stock and automatically will terminate your outstanding option agreement for your Eligible Options and render it null and void. A copy of the Restricted Stock Agreement is attached to this Offer to Exchange as Schedule A.

IF YOU WISH TO PARTICIPATE IN THE EXCHANGE OFFER, YOU MUST MAKE AN

ELECTION THROUGH MERRILL LYNCH AT (317) 848-5545 OR (800) 717-6703 BEFORE 4:30 P.M.,

EASTERN STANDARD TIME, ON FRIDAY, FEBRUARY 15, 2013, UNLESS THE OFFER

IS EXTENDED

Section 4. Withdrawal Rights

You may withdraw tendered options only by following the procedures described in this Section 4.

You may withdraw the options you have elected to exchange at any time before 4:30 p.m., Eastern Standard Time, on Friday, February 15, 2013. If the Offer is extended by us beyond that time, you may withdraw your options at any time until the extended expiration of the Offer.

You can also withdraw your options elected for exchange after the expiration of this Offer if we have not provided notice that we have accepted options elected for exchange by March 15, 2013.

To validly withdraw the options you have elected to tender for exchange, you must call Merrill Lynch and withdraw your Election before the expiration time. We will only accept telephone notices of withdrawal through Merrill Lynch. Delivery of a notice of withdrawal by any method will not be accepted.

It is your responsibility to confirm that we received the withdrawal of your Election before the expiration time. You may not withdraw only a portion of your Eligible Options. If we receive a notice of withdrawal that attempts to withdraw less than all of your Eligible Options, we may, at our complete discretion, accept that as a notice of withdrawal with respect to all Eligible Options or as an invalid notice of withdrawal.

You may not rescind any withdrawal, but you may re-elect to exchange Eligible Options. Any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the Offer unless you properly re-elect to exchange those options before the expiration date by making a new Election and following the procedures described above.

As discussed in Section 6, we intend to make our decision either to accept all properly tendered options or to reject them all on the business day after this Offer expires.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Election or notice of withdrawal, and no one will be liable for failing to give notice of receipt of any Election or any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of new Elections and withdrawals of Elections. Our determinations of these matters will be final and binding.

Section 5. Acceptance of Options for Exchange and Cancellation; Issuance of Restricted Stock

Upon the terms and subject to the conditions of this Offer, if we decide that all conditions to this Offer have been satisfied and, therefore, to accept all properly tendered options as described in Section 3, we will promptly exchange the Eligible Options and cancel all Eligible Options properly tendered and not validly withdrawn before the expiration date. Upon our acceptance of your Eligible Options you elect to tender for exchange, your currently outstanding option agreements relating to the tendered Eligible Options will be cancelled and automatically rendered null and void and you, by tendering your Eligible Options, irrevocably release all of your rights thereunder. Although your right to the Restricted Stock will accrue promptly after the expiration of this Offer if we accept your Eligible Options, promptly after expiration of this Offer you will receive a grant letter from Merrill Lynch informing you of our acceptance of your election to participate in the Offer and of your right to receive shares of Restricted Stock in accordance with the terms of this Offer. The exchange date, and the effective issue date for the shares of Restricted Stock, will be promptly after the expiration of this Offer and will be set forth in the grant letter.

Section 6. Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept any Eligible Options elected for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options elected for exchange, in each case, subject to certain securities laws limitations, if at any time on or after this Offer begins and before the expiration date of this Offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of Eligible Options elected for exchange:

(a) if we are required by the Securities and Exchange Commission or other regulatory agency to extend the expiration date beyond February 15, 2013;

(b) there shall have been threatened in writing or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for tender pursuant to this Offer;

(c) there shall have been any action threatened in writing, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might:

(i)	make the acceptance for exchange or the exchange for restricted stock of some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii)	delay or restrict our ability, or render us unable, to accept for exchange or to exchange for restricted stock some or all of the options elected for exchange; or

(iii)	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Emmis;

(d) there shall have occurred:

(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v)	any decrease of greater than 50% of the market price of the shares of our Class A common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Emmis or on the trading in our Class A common stock;

(vi)	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

(vii)	any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on the date this Offer begins;

(e) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this Offer;

(f) a tender or exchange offer with respect to some or all of our Class A common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)	any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Class A common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Class A common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before January 16, 2013;

(ii)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before January 16, 2013shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Class A common stock; or

(iii)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

(g) we determine in our reasonable judgment that the Offer will not have the benefits or serve the purposes described in Section 2 of the Offer; or

(h) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, will or may (i) have a material adverse effect on us or our subsidiaries, or (ii) be materially beneficial to us or our stockholders and that could be precluded, delayed or impeded by the Offer.

The conditions to the Offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration of the Offer. Other than those dependent on receipt of necessary government approvals, we may waive them, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

In the event that we determine to terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options elected for exchange, we will inform you of such determination promptly and (to the extent that doing so would not, in our reasonable judgment, violate obligations of confidentiality or be contrary to our best interests) notify you of the event or events upon which we based our decision.

Section 7. Price Range of Common Stock

There is no established trading market for the Eligible Options. Our Class A common stock is quoted on the Nasdaq Global Select market under the symbol “EMMS.” The following table shows, for the periods indicated, the high and low sales prices per share of our Class A common stock as quoted on Nasdaq.

	High	Low
Fiscal Year Ended February 28, 2011
First Quarter	$2.45	$0.88
Second Quarter	2.30	1.48
Third Quarter	1.76	0.50
Fourth Quarter	1.40	0.43

Fiscal Year Ended February 29, 2012
First Quarter	1.21	0.73
Second Quarter	1.25	0.58
Third Quarter	1.01	0.58
Fourth Quarter	0.87	0.65

Fiscal Year Ended February 28, 2013
First Quarter	1.79	0.68
Second Quarter	2.57	1.36
Third Quarter	2.50	1.61
Fourth Quarter (through January 14, 2013)	2.01	1.68

As of January 14, 2013, the last reported sale price of our Class A common stock, as quoted on the Nasdaq Stock Market, was $1.90 per share.

We recommend that you obtain current market quotations for our Class A common stock before deciding whether to elect to exchange your options.

Section 8.	Source and Amount of Consideration; Terms of Restricted Stock

Consideration. Holders must surrender Eligible Options to purchase shares of Class A common stock in order to receive shares of Restricted Stock. The number of shares of Restricted Stock to be received by each Participant in this Offer to Exchange will be determined based on the exercise prices of the surrendered options and will be rounded down to the nearest whole number. The Restricted Stock issued in exchange for the Eligible Options will be issued under the 2012 Plan.

Terms of Restricted Stock. The Restricted Stock will be upon the terms and subject to the conditions of the 2012 Plan and the Restricted Stock Agreement. Our statements concerning the 2012 Plan and the Restricted Stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2012 Plan and the Restricted Stock Agreement. The Restricted Stock Agreement is attached to this Offer to Exchange as Schedule A and has been filed as an exhibit to our Tender Offer Statement on Schedule TO, which has been filed with the SEC. Please contact Merrill Lynch at (317) 848-5545 or (800) 717-6703 to receive copies of the Emmis 2012 Equity Compensation Plan or the Restricted Stock Agreement. Copies will be furnished promptly at our expense.

The shares of Restricted Stock you can receive in exchange for tendered Eligible Options accepted by us will be subject to forfeiture and other restrictions until the shares of Restricted Stock vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution, in each case until the shares have vested.

Vesting and Forfeiture. The shares of Restricted Stock issued in exchange for the Eligible Options will be unvested at the time of grant. Assuming continued employment by Emmis or service on the board of directors, the shares of Restricted Stock will vest in full one year after the date of grant. All Eligible Options are presently vested. The shares of Restricted Stock to be issued in connection with this Offer to Exchange, however, will not be vested.

Change of Control. The Restricted Stock will be issued under the 2012 Plan. Pursuant to the 2012 Plan, a “Change of Control” is generally defined as (i) any person or group (other Jeffrey Smulyan or certain Company-related parties) becoming the beneficial owner of 35% or more of either the outstanding common stock or the combined voting power of the Company’s voting securities (subject to certain exceptions); (ii) individuals who constitute the board of directors cease for any reason to constitute at least a majority of the board; (iii) approval by the shareholders of a merger, reorganization or consolidation where the shareholders of the Company will not own at least 60% of all votes required to elect a majority of the board of directors of the surviving corporation; (iv) approval by the shareholders of a liquidation or dissolution of the Company; (v) approval by the shareholders of the sale or other disposition of all or substantially all of the assets of the Company; or (vi) other events determined by the Compensation Committee to constitute a “Change in Control.”

Upon a Change of Control, and unless the Compensation Committee of the board of directors determines otherwise, all the restrictions placed on the Restricted Stock will immediately lapse, and accordingly, each share of Restricted Stock will immediately vest.

Stock Certificates. Until your Restricted Stock vests, it will be maintained as restricted stock in a book entry account. Upon vesting and satisfaction of the applicable withholding obligation, you can elect to either (i) have your shares electronically deposited to your brokerage account or (ii) have your shares delivered in the form of a stock certificate. Notwithstanding the foregoing, we reserve the right from time to time to alter the mechanics of stock deposit, as they apply to your Restricted Stock.

Rights of a Stockholder. Before your shares of Restricted Stock vest, you will have the right to vote the shares and to receive any dividends on such shares. Until your shares vest, however, you may not transfer or encumber your Restricted Stock in any way. Even before the Restricted Stock vests, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

Tax Consequences. You should refer to Section 13 for a discussion of the U.S. federal income tax and withholding tax consequences of the exchange of Eligible Options for shares of Restricted Stock pursuant to this Offer.

Registration of Shares of Restricted Stock. All shares of Restricted Stock issuable in connection with this Offer have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an affiliate of Emmis, upon vesting you will be able to sell your shares of unrestricted stock free of any transfer restrictions under applicable securities laws. If you are an affiliate of Emmis, you will be subject to Rule 144 of the Securities Act of 1933 and if you are a director or executive officer of the Company you will be subject to the reporting requirements and short-swing trading restrictions of Section 16 of the Securities Exchange Act of 1934.

Section 9.	Information About Emmis Communications Corporation

General. We are a diversified media company. We own and operate radio and publishing properties located primarily in the United States. Our revenues are mostly affected by the advertising rates our entities charge, as advertising sales represent approximately 70% of our consolidated revenues. These rates are in large part based on our entities’ ability to attract audiences/subscribers in demographic groups targeted by their advertisers. Arbitron Inc. generally measures radio station ratings in our domestic markets on a weekly basis using a passive digital system of measuring listening (the Portable People Meter™). Because audience ratings in a station’s local market are critical to the station’s financial success, our strategy is to use market research and advertising and promotion to attract and retain audiences in each station’s chosen demographic target group.

Our principal office is located at 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204. Our Internet address is www.Emmis.com. You may obtain through our Internet website, free of charge, copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and Proxy Statements on Schedule 14A including any amendments to those reports or other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. These reports will be available as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission, or SEC. You can also obtain these reports directly from the SEC at their website www.sec.gov or you may visit the SEC in person at the SEC’s Public Reference Room at Station Place, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We will also provide a copy of our most recent annual report on Form 10-K upon any written request by a shareholder.

Additional Financial Information. The Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer to Exchange incorporates certain financial information about Emmis Communications Corp. included in:

•	our Annual Report to our stockholders for the fiscal year ended February 29, 2012; and

•	our Quarterly Reports on Form 10-Q for each of the quarters ended May 31, August 31 and November 30, 2012.

Please see Section 16 of this document for information about how to obtain copies of our SEC filings.

Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K, as amended, for our fiscal year ended February 29, 2012 and from our quarterly report on Form 10-Q for the fiscal quarter ended November 30, 2012.

Section 10.	Interests of Directors and Officers; Transactions and Arrangements About the Options

Our directors and executive officers, their positions and offices and the number and percentage of Eligible Options that each of them hold, in each case as of as of December 31, 2012, are set forth in the following table. The address of each director and executive officer is c/o Emmis Communications Corp., 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204.

Directors and Executive Officers	Beneficial Ownership of Eligible Options	Percent of Outstanding Eligible Options
Jeffrey H. Smulyan Chief Executive Officer and Director	878,096	40.5%
Susan B. Bayh Director	51,221	2.4%
Richard F. Cummings President – Radio Programming	175,616	8.1%
James M. Dubin Director	—	*
J. Scott Enright Executive Vice President, Secretary and General Counsel	32,534	1.5%
Gary L. Kaseff Director	146,348	6.7%
Richard A. Leventhal Director	51,221	2.4%
Gregory T. Loewen President – Publishing Division and Chief Strategy Officer	33,000	1.5%
Peter A. Lund Director	51,221	2.4%
Greg A. Nathanson Director	51,221	2.4%
Lawrence B. Sorrel Director	51,221	2.4%
Patrick M. Walsh Executive Vice President, Chief Financial Officer and Chief Operating Officer	73,172	3.4%
All Executive Officers and Directors as a Group (12 persons)	1,594,871	73.5%

*	Less than 1%.

There have been no transactions in options to purchase our common stock effected during the past 60 days by the Company, or to our knowledge, by any executive officer, director, or affiliate of the Company other than the forfeiture of options by departing employees in the ordinary course of business. For more detailed information regarding our directors and executive officers and their beneficial ownership of our common stock, you can consult our Annual Proxy Statement for the 2012 Annual Meeting of Shareholders, filed with the SEC on September 27, 2012.

Section 11.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Eligible Options surrendered in connection with this Offer to Exchange (net of shares of Restricted Stock issued in exchange for such options) will be available for future issuance under the 2012 Plan.

We account for share-based payments in accordance with Accounting Standards Codification 718 (“ASC 718”). Under ASC 718, we will recognize the incremental compensation expense, if any, resulting from the Restricted Stock granted pursuant to the Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the Restricted Stock granted in exchange for the exchanged options, measured as of the Restricted Stock grant date, over the fair value of the exchanged options, measured immediately prior to the exchange. Any incremental compensation expense related to the Restricted Stock issued in the exchange program will be recognized ratably over the vesting period of the Restricted Stock. In the event that any of the shares of Restricted Stock are forfeited prior to their vesting due to termination of service, any incremental compensation expense of the forfeited Restricted Stock will not be recognized.

Since the Offer has been structured to replace fully-vested, underwater options with shares of Restricted Stock of similar or lesser value, Emmis expects to recognize only a minimal amount of incremental compensation expense, if any. This minimal incremental compensation could include compensation expense that might result from fluctuations in our stock price after the exchange ratios were set (which occurred shortly before the exchange program began) but before the exchange actually occurs. As a result, the exchange program will allow Emmis to realize real incentive and retention benefits from the Restricted Stock issued, while recognizing little or no additional compensation expense beyond that already recognized for the Eligible Options.

Section 12.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options or the issuance of the Restricted Stock in exchange for Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and exchange for, Eligible Options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged options and to issue Restricted Stock is subject to the conditions described in Section 6.

Section 13.	Material U.S. Federal Income/Withholding Tax Consequences

The following is a general summary of material U.S. federal income tax and withholding tax consequences only for U.S. citizens and residents of the exchange of Eligible Options for Restricted Stock pursuant to this Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

You are urged to consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in this Offer, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

General. Income tax liability should not arise from your receipt of the unvested Restricted Stock in exchange for your Eligible Options. Instead, upon vesting, you will be required to recognize as ordinary income for income tax purposes an amount equal to the fair market value of the vested shares of Restricted Stock as of the vesting date. For administrative reasons, Emmis has invoked the right under the 2012 Plan to prohibit Restricted Stock grantees from electing to accelerate their tax payments under Section 83(b) of the Code.

Withholding Taxes. Upon vesting, we may have a withholding tax obligation, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income will be reflected on your year-end W-2. In order to satisfy the payment of this withholding tax obligation, by accepting this Offer, you agree either to (i) pay us, in cash, the amount necessary to satisfy withholding tax requirements; or (ii) allow us to withhold enough shares to cover your obligation.

Section 14.	Extension of Offer; Termination; Amendment

We may at any time and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

Prior to the expiration date of the Offer, we may postpone our decision of whether or not to accept and cancel any Eligible Options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

Prior to the expiration date of the Offer, we may terminate the Offer if any of the conditions described in Section 6 occurs. In such an event, any tendered Eligible Options will continue to be held by the tendering option holder as if no tender had occurred.

As long as we comply with any applicable laws, we reserve the right, in our sole discretion, to amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by changing the number or type of options eligible to be exchanged in the Offer.

We may amend the Offer at any time by publicly announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 9:00 A.M., Eastern Standard Time, on the business day after the expiration date (as such expiration date may be extended). Any public announcement relating to the Offer will be made by issuing a press release.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.

Section 15.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to tender Eligible Options under this Offer. As part of its services as administrator for the Plans, Merrill Lynch will also provide certain services in connection with this Offer. Merrill Lynch may contact Eligible Participants by mail, telephone, facsimile, e-mail and other electronic means to bring the Offer to their attention, will respond to questions from Eligible Participants about the Offer and their Eligible Options, will fulfill requests for additional copies of this Offer to Exchange and other tender offer materials, will accept telephone instructions from Eligible Participants to tender their Eligible Options or to withdraw tenders previously made, and will assist Emmis with the administration of this Offer. Emmis will not pay Merrill Lynch any additional fees for these services. Representatives of Merrill Lynch will not be authorized to make recommendations to any Eligible Participant in connection with this Offer.

Section 16.	Additional Information

This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to sell your options:

(a) our annual report on Form 10-K for the fiscal year ended February 29, 2012, filed with the SEC on May 10, 2012 and amended June 22, 2012;

(b) our definitive proxy statement for our 2012 Annual Meeting of Stockholders on Schedule 14A, filed with the SEC on September 27, 2012;

(c) our quarterly reports on Form 10-Q for each of the quarters ended May 31, 2012, August 31, 2012, and November 30, 2012, filed with the SEC on July 12, 2012, October 11, 2012 and January 10, 2013, respectively;

(d) our current reports on Form 8-K, filed with the SEC on March 2, 2012, March 8, 2012, March 12, 2012, April 2, 2012, April 16, 2012, April 26, 2012, April 27, 2012, May 4, 2012, May 31 2012, July 20, 2012, August 3, 2012, August 14, 2012, August 23, 2012, August 29, 2012, August 30, 2012, September 5, 2012, September 21, 2012, October 2, 2012, November 6, 2012, December 14, 2012, and December 28, 2012;

(e) our Registration Statement on Form S-8, SEC File Nos. 333-184933, filed with the Securities and Exchange Commission on November 14, 2012; and

(f) the description of our Class A common stock included in our registration statement on Form 8-A, filed with the SEC, including any further amendments or reports we file for the purpose of updating that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “EMMS” and our SEC filings are also available at Nasdaq’s Internet site at http://www.nasdaq.com/symbol/emms/sec-filings.

We will also provide, without charge, to each person to whom a copy of this Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Merrill Lynch at (317) 848-5545 or (800) 717-6703.

As you read the documents listed in this Section 16, including documents subsequently filed by us with the SEC under the Securities Exchange Act of 1934, you may find some inconsistencies in information from one document to another. Should you find inconsistencies among the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.

The information contained in this Offer about the Company should be read together with the information contained in the documents to which we have referred you in this Offer to Exchange.

Section 17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange be accepted from or on behalf of, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to tender or refrain from electing to tender your Eligible Options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Emmis Communications Corporation

January 16, 2013

SCHEDULE A

EMMIS COMMUNICATIONS CORPORATION

RESTRICTED STOCK AGREEMENT

Pursuant to a grant letter that refers to this Restricted Stock Agreement and incorporates its terms (a “Grant Letter”) Shares of Restricted Stock are awarded, effective as of the Date of Grant (as defined in the Grant Letter), by Emmis Communications Corporation (the “Company”) to the person named in the Grant Letter as the grantee (the “Grantee”) upon the following terms and conditions. The Grantee will be deemed to have accepted the Restricted Stock unless the Grantee delivers a written notice of rejection to the Company within 120 days of the Date of Grant. The Restricted Stock grant evidenced by this Restricted Stock Agreement (the “Agreement”) and the Grant Letter is made pursuant to the Company’s 2012 Equity Compensation Plan (the “Plan”), which is incorporated in this Agreement by reference. A prospectus for the Plan is located on the Emmis Intranet at “http://portal.emmis.com.”

1. Definitions. For purposes of this Agreement and any amendments hereto, the terms defined in Section 2 of the Plan, when capitalized in this Agreement, shall have the same meanings as the meanings ascribed to them by the Plan, unless a different meaning is specified in this Agreement, or unless a different meaning is plainly required by the context. For purposes of this Agreement and any amendments hereto, the following terms, when capitalized, have the following meanings, unless a different meaning is plainly required by the context:

Restricted Stock:	The number of shares of the Company’s Class A Common Stock specified in the Grant Letter.

Date of Grant:	The Grant Date specified in the Grant Letter.

Vesting Date:	The one year anniversary of the Date of Grant.

2. Reference to Plan. The Restricted Stock is granted pursuant to the Plan in effect on the Date of Grant. No amendment of the Plan adopted after the Date of Grant shall apply to the Restricted Stock unless, by its express provisions, the amendment is effective retroactive to the Date of Grant or some earlier date. No such retroactive amendment may, without the consent of the Grantee, adversely affect the rights of the Grantee under this Agreement.

3. Share Award. The Company hereby awards to the Grantee, subject to the terms and conditions of the Plan and subject to the terms and conditions of this Agreement, the Restricted Stock in the form of Class A Common Stock.

4. Vesting and Restrictions on Transfer. The Restricted Stock will vest on the Vesting Date or such earlier date as may be determined pursuant to this Agreement or the Plan unless the Restricted Stock has been forfeited pursuant to Section 5. During the time from the Date of Grant to the Vesting Date or such earlier date as may be determined pursuant to this Agreement or the Plan (the “Restricted Period”), the Grantee may not sell, assign, transfer, pledge or otherwise encumber the Restricted Stock, except as hereinafter provided. The Committee shall have the authority, in its discretion, to waive the provisions of Section 5 and to shorten the Restricted Period as to any or all of the Restricted Stock, and thereby to cause such Restricted Stock to vest at an earlier date.

5. Forfeiture and Early Vesting.

(a) The Restricted Stock shall be forfeited and returned to the Company if the Grantee has a Termination of Employment prior to the Vesting Date, unless the Termination of Employment is: (i) due to the death of the Grantee; or (ii) due to the Disability of the Grantee; or (iii) effected by the Company or a Subsidiary due to the elimination of the Grantee’s position (other than in connection with the sale or disposition of one or more stations, magazines or other business units); or (iv) effected by the Company or a Subsidiary in connection with the sale or disposition of one or more stations, magazines or other business units; or (v) due to the Retirement (as defined below) of the Grantee. However, the provisions of this Section shall not be deemed to limit the authority of the Committee to declare the Restricted Stock fully vested whenever the Committee may determine that such action is appropriate pursuant to the Plan or this Agreement.

(b) If the Grantee has a Termination of Employment prior to the Vesting Date due to the death, Disability or Retirement of the Grantee or in connection with the sale or disposition of one or more stations, magazines or other business units, all of the Restricted Stock shall vest immediately prior to such Termination of Employment. For purposes of this Agreement, “Retirement” shall mean a Termination of Employment other than for Cause at a time when (a) the sum of the Grantee’s service to the Company plus the Grantee’s age is not less than sixty-five years, (b) the Grantee is not less than fifty-five years of age, and (c) the Grantee has provided not less than ten years of service to the Company.

(c) If the Grantee has a Termination of Employment that is effected by the Company or a Subsidiary due to the elimination of the Grantee’s position (other than in connection with the sale or disposition of one or more stations, magazines or other business units) prior to the Vesting Date, then the portion of the Restricted Stock that shall vest immediately prior to such Termination of Employment is equal to the total number of shares of Restricted Stock times a fraction, the numerator of which is the number of days from the Date of Grant to the date of the Termination of Employment and the denominator of which is the number of days between the Date of Grant and the Vesting Date. If the calculation in the preceding sentence results in a fractional share, the number of shares which are not forfeited will be rounded up to the next whole share. The remaining shares of Restricted Stock shall be forfeited and returned to the Company.

6. Certificates for Restricted Stock. The Company may issue a certificate in respect of the Restricted Stock in the name of the Grantee and, if so, shall hold such certificate on deposit for the account of the Grantee until the expiration of the Restricted Period. Each such certificate shall bear the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Emmis Communications Corporation 2012 Equity Compensation Plan and an Agreement entered into between the registered owner and Emmis Communications Corporation. Copies of such Plan and Agreement are on file in the office of the Secretary of Emmis Communications Corporation, One Emmis Plaza, 140 Monument Circle, Suite 700, Indianapolis, Indiana 46204.

Upon issuance of such certificate, the Grantee shall be deemed to have appointed the Company as its agent to sell, transfer or assign the Restricted Stock in such manner as the Company deems appropriate, provided that such sale, transfer or assignment is not prohibited by the terms of this Agreement or the Plan. In addition, if requested by the Company, following the issuance of such certificate, the Grantee shall execute a stock power endorsed in blank and shall promptly deliver such stock power to the Company.

7. Grantee’s Rights as Stockholder. If a certificate is issued for the Restricted Stock, then during the Restricted Period: (i) the Grantee shall have the right to vote any Restricted Stock which has not been forfeited hereunder; and (ii) the Grantee shall have the right to receive any declared distribution (provided, however, that if the distribution is in the form of Stock or other securities, the Stock or other securities shall be subject to the same restrictions as the Restricted Stock). Except as otherwise provided in this Agreement, the Grantee shall have none of the rights of a shareholder in respect of the Restricted Stock.

8. Delivery of Shares Upon Expiration of Restricted Period. Upon the expiration of the Restricted Period, the Company shall issue a certificate in respect to the Restricted Stock in the name of the Grantee. Such certificate shall be free from any restrictive legend. If the Company issued a certificate pursuant to Section 6, the Company shall (i) exchange the previously issued certificate in respect of the Restricted Stock for a new certificate in respect of such shares that does not bear the legend provided for in Section 6 above, (ii) deliver such new certificate to the Grantee and (iii) relinquish to the Grantee the stock power held by the Company pursuant to Section 6.

9. Adjustments for Changes in Capitalization of the Company. If the Company is involved in any reorganization, reclassification, recapitalization, stock split, reverse stock split, stock dividend, share combination, merger, consolidation, asset spin-off or similar event, the Committee will make equitable adjustments of the number of shares of Restricted Stock and all other matters relating to the Plan and the Restricted Stock (including the type of security or property to be delivered upon vesting), all in such manner as may be determined by the Committee in its discretion, in order to prevent dilution or enlargement of the Grantee’s rights under this Agreement. The Committee’s determination is conclusive in these matters. Any shares of Stock or other securities received by the Grantee as a result of any of the foregoing shall be subject to the same restrictions as the Restricted Stock.

10. Delivery and Registration of Shares of Stock. The Company’s obligation to deliver shares of Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Grantee or any other person to whom such shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended, or any other federal, State or local securities legislation. In requesting any such representation, it may be provided that such representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under such Securities Act or other securities legislation. The Company shall not be required to deliver any shares under this Agreement prior to (i) the admission of such shares to listing on any stock exchange on which the shares of Stock may then be listed, and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

11. Withholding Tax. Upon vesting of the Restricted Stock, the Company shall have the right to require the Grantee or other person receiving the Restricted Stock to pay the Company the amount of any taxes which the Company is required to withhold with respect to the Restricted Stock or, in lieu thereof, to retain, or sell without notice, a sufficient number of shares of the Restricted Stock held by it to cover the amount of tax required to be withheld. The Company shall have the right to deduct from all dividends paid with respect to the Restricted Stock the amount of any taxes which the Company or any Affiliate is required to withhold with respect to such dividend payments. Pursuant to the Plan, the Grantee is not permitted to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, or any successor provision thereto, to include the value of the Restricted Stock in taxable income prior to vesting.

12. Notices. All notices hereunder to the Company shall be delivered or mailed to it addressed to the Secretary, Emmis Communications Corporation, One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204. All notices hereunder to the Grantee shall be delivered personally or mailed to the Grantee’s address noted above. Such addresses for the service of notices may be change at any time provided written notice of the change is furnished in advance to the other party.

13. Plan and Plan Interpretations as Controlling. The Restricted Stock and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon the Grantee or Grantee’s legal representatives with regard to any question arising hereunder or under the Plan.

14. Grantee’s Service. Nothing in this Agreement shall: (i) limit the right of the Company or any of its Affiliates to terminate the Grantee’s service as a director, officer or employee, for any or no reason or (ii) otherwise impose upon the Company or any of its Affiliates any obligation to employ or accept the services of the Grantee.

15. Entire Agreement; Governing Law; Attorneys’ Fees. This Restricted Stock Agreement is effective as of the Date of Grant. The Plan is incorporated into this Agreement by reference as if it appeared here in full. The Plan and this Agreement together make up the entire agreement of the Company and Grantee with respect to the subject matter of this Agreement and supersede in their entirety all prior promises and agreements of the Company and Grantee with respect to the subject matter of this Agreement. This Agreement is to be construed, administered and governed in all respects under and by the internal laws (but not the choice of law rules) of the State of Indiana. Each of the Company and Grantee hereby submits to jurisdiction before any state or federal court of record in Marion County, Indiana.

SCHEDULE B

EMMIS COMMUNICATIONS CORPORATION

SUMMARY FINANCIAL INFORMATION

(In thousands, except per share data)

	As of February 28 (29),		As of November 30,
	2011	2012	2012
			(Unaudited)
Balance Sheet Data:
Current assets	$63,005	$54,682	$60,413
Noncurrent assets	409,472	286,087	215,114
Current liabilities	50,870	53,922	55,469
Noncurrent liabilities	423,133	293,361	186,107
Redeemable preferred stock	140,459	46,882	—
Noncontrolling interests	47,764	47,842	47,955

	For the Year Ended February 28 (29),		For the Nine Months Ended November 30,
	2011	2012	2011	2012
			(Unaudited)
Operating Data:
Net revenues	$250,756	236,007	169,714	161,318
Operating income	18,859	14,138	11,395	18,386
(Loss) income from continuing operations	(9,013)	26,886	54,283	2,705
Consolidated net (loss) income	(11,539)	30,728	53,387	42,971
Net (loss) income attributable to the Company	(15,558)	26,193	49,574	39,456

Basic net (loss) income per share attributable to common shareholders:
Continuing operations	$(0.61)	$1.97	$2.58	$(0.07)
Discontinued operations, net of tax	(0.06)	0.11	(0.02)	1.04

Net income attributable to common shareholders	$(0.67)	$2.08	$2.56	$0.97

Diluted net (loss) income per share attributable to common shareholders:
Continuing operations	$(0.61)	$0.50	$1.10	$(0.07)
Discontinued operations, net of tax	(0.06)	0.08	(0.02)	1.04

Net income attributable to common shareholders	$(0.67)	$0.58	$1.08	$0.97

Ratio of earnings to fixed charges (1)	—	—	1.7	—

(1)	The Company had deficiencies of earnings to fixed charges of $11,676, $2,558 and $3,582 for the years ended February 28(29), 2011 and 2012 and the nine months ended November 30, 2012, respectively.

Book value of common shares as of November 30, 2012: $(1.56)

B-1